EXHIBIT 10.1
Form of Award Letter — 2005-2007 Long-Term Incentive Cash Plan Cycle
March 5, 2008
Private and Confidential
{Participant Name}
Re: CNAF LTI Cash Plan 2005-2007 Performance Cycle Payout
The Compensation Committee (the “Committee”) of CNAF Board of Directors has determined the performance level of achievement for the 2005-2007 performance cycle of the CNAF LTI Cash Plan.
The Long-Term Incentive plan generally provides that you will be eligible for an award based on the achievement of the predetermined levels of the Company’s Net Operating Income (NOI), as defined by the Committee. The NOI target and a range for minimum and maximum performance are set annually by the Committee for each year within the relevant performance cycles.
For the 2005-2007 performance cycle, NOI goals and LTI attainment were determined according to the following schedule.
The final NOI achievement for each year within the 3-year cycle is determined by the Committee, derived from the net income reported in the Company’s financial statements, with adjustments applied based on the NOI definition as approved by the Committee. The primary purpose for making adjustments to net income is to remove those potential elements of income or loss which relate to one-time or extraordinary events or developments or other matters that, in the judgment of the Committee, are not appropriate to consider for purposes of assessing performance.
The amount payable to you under the terms of the Plan is $                    . The payout amount is based on the calculation provided in the table on the following page. It will be shown on your March 14, 2008 pay statement, as a separate line item labeled CNA LTIP (478). If you have any questions regarding this calculation, please call Irma Quintana at extension 7828 or Megan Reilly at extension 1295.
Sincerely,
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